Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612/455-1754
763-354-1800

Arctic Cat Reports Fiscal 2010 Second Quarter Results

Increased second quarter operating profit 7% on lower sales;

Continued to lower cost structure, improve gross margin percentage and strengthen balance sheet;

Company maintains annual revenue guidance, remains focused on achieving continued
operational efficiencies

MINNEAPOLIS, October 29, 2009 — Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $14.8 million, or $0.81 per diluted share, on net sales of $166.3 million for the second quarter ended September 30, 2009. Arctic Cat reported net earnings in the fiscal 2008 second quarter of $16.9 million, or $0.93 per diluted share, on net sales of $204.3 million.

For the six months ended September 30, 2009, Arctic Cat’s net earnings were $8.8 million, or $0.48 per diluted share, on net sales of $235.7 million. In the first six months of last year, the company reported net earnings of $10.0 million, or $0.55 per diluted share, on net sales of $298.2 million.

Commented Arctic Cat’s chairman and chief executive officer Christopher A. Twomey: “We continued to face difficult selling conditions during the second quarter, given the global economic environment. Despite this, we are pleased with the company’s continued progress on our goals to reduce the company’s cost structure and strengthen the balance sheet.”

Among the highlights of Arctic Cat’s 2010 second quarter financial results versus the same quarter last year:

•                  Gross margins increased 410 basis points in the quarter and 230 basis points year to date;

•                  Operating expenses declined 12 percent to $23.3 million from $26.6 million, and fell 17 percent year-to-date;

•                  Operating profit rose 7 percent to $21.9 million from $20.5 million;

•                  Inventories were reduced 23 percent to $133.6 million from $172.3 million;

•                  Total cash and short-term investments at quarter end rose to $11.2 million from $3.7 million; and

•                  The company had no short-term debt at quarter end compared to $14.8 million a year ago.

“Through strong inventory management, expense controls and a rescaled business, we continue to remain on track to deliver improved operating results this fiscal year on lower sales,”

said Twomey.

Arctic Cat announced on October 20, 2009 that the company has entered into an agreement for GE Capital, Commercial Distribution Finance to become the exclusive provider of floorplan financing for Arctic Cat’s U.S. dealers. The new multi-year financing program will replace Arctic Cat’s current financing agreement with Textron Financial Corporation, which had previously announced its intent to exit the dealer floorplan business. The new financing program is expected to begin December 1, 2009.

“We are very pleased to partner with GE Capital, and we expect that this agreement will continue to provide our ATV and snowmobile dealers with innovative financing programs and superior service,” said Twomey.

Business Line Results

“Our continued focus on achieving our operating efficiency initiatives has enabled Arctic Cat to increase our gross margin percentage, despite lower demand for recreational vehicle products at this time,” said Twomey. “We expect that Arctic Cat will be well-positioned as a stronger, leaner company as our markets recover.”

Snowmobile sales totaled $85.7 million in the second quarter compared to $98.4 million in the prior-year quarter. Year to date, snowmobile sales were $103.7 million versus $119.8 million in the same period last year. Although Arctic Cat continues to anticipate lower worldwide snowmobile orders in fiscal 2010 as a result of the recession, the company expects to maintain or increase its North American market share by offering consumers leading-edge technologies, such as the new powered up 800cc engine that is being used in its models across all market segments.

All-terrain vehicle (ATV) sales totaled $51.7 million in the second quarter versus $71.6 million in the prior-year quarter. Year to date ATV sales were $83.9 million compared to $125.4 million in the first six months of fiscal 2009. With retail industry ATV sales continuing to decline during the recession, Arctic Cat has worked to reduce dealer inventories and, at the same time, increase market share.

Sales of parts, garments and accessories (PG&A) in the second quarter totaled $28.8 million versus $34.3 million in the prior-year quarter. Year to date, PG&A sales were $48.1 million compared to $52.9 million in the year-ago period.

Outlook

Arctic Cat is implementing operational efficiency initiatives aimed at returning the company to long-term profitability on lower anticipated sales volumes. The company’s fiscal 2010 outlook includes the following assumptions: the continuation of the weak global economic environment negatively impacting sales of recreational products; increasing gross margins up to 300 basis points through global low-cost sourcing, improved commodity pricing and greater efficiencies from lean manufacturing; achieving a 12 percent to 17 percent reduction in operating expenses; improving cash flow from operations; and ending the year with more cash on the balance sheet by lowering inventory.

Arctic Cat continues to estimate sales for its fiscal year ending March 31, 2010 in the range of $425 million to $460 million, based on achieving ATV sales of $188 million to $203 million, snowmobile sales in the range of $140 million to $152 million and PG&A sales of $97 million to $105 million. Arctic Cat has not provided fiscal 2010 earnings per share guidance, although the company expects improved per share results compared with fiscal 2009.

Commenting on the company’s outlook, Twomey said: “This is a challenging year for the recreational products industry. Near-term, we remain focused on conservatively managing our business to meet lower anticipated demand. We are continuing our efforts to improve the company’s operational performance. We also are taking appropriate actions to preserve cash and maintain dealer health, as well as developing select innovative products that position Arctic Cat to emerge as a stronger company once the economy recovers.”

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4175232. The telephone replay will be available through Thursday, November 5, 2009.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net Sales
Snowmobile & ATV Units	$137,466	$170,025	$187,554	$245,216
Parts, Garments & Accessories	28,834	34,289	48,116	52,975
Total Net Sales	166,300	204,314	235,670	298,191
Cost of Goods Sold
Snowmobile & ATV Units	103,748	135,180	154,090	204,659
Parts, Garments & Accessories	17,341	22,012	28,821	33,533
Total Cost of Goods Sold	121,089	157,192	182,911	238,192
Gross Profit	45,211	47,122	52,759	59,999
Operating Expenses
Selling & Marketing	9,619	13,506	16,041	22,390
Research & Development	3,028	4,249	6,198	8,929
General & Administrative	10,652	8,847	17,286	16,314
Total Operating Expenses	23,299	26,602	39,525	47,633
Operating Profit	21,912	20,520	13,234	12,366
Other Income (Expense)
Interest Income	—	27	4	99
Interest Expense	(175)	(414)	(247)	(618)
Total Other Income (Expense)	(175)	(387)	(243)	(519)
Earnings Before Income Taxes	21,737	20,133	12,991	11,847
Income Taxes	6,957	3,218	4,158	1,895
Net Earnings	$14,780	$16,915	$8,833	$9,952
Net Earnings Per Share
Basic	$0.81	$0.94	$0.49	$0.55
Diluted	$0.81	$0.93	$0.48	$0.55

Weighted Average Shares Outstanding:
Basic	18,227	18,078	18,212	18,049
Diluted	18,252	18,091	18,225	18,056

	September 30,
Selected Balance Sheet Data:	2009	2008
Cash and Short-term Investments	$11,160	$3,733
Accounts Receivable, net	68,286	78,613
Inventories	133,605	172,320
Total Assets	286,900	343,755
Short-term Bank Borrowings	0	14,810
Total Current Liabilities	103,799	147,890
Long-term Debt	0	0
Shareholders’ Equity	177,426	184,605

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Product Line Data:	2009	2008	Change	2009	2008	Change
Snowmobiles	$85,739	$98,379	-13%	$103,656	$119,795	-13%
All-terrain Vehicles	51,727	71,646	-28%	83,898	125,421	-33%
Parts, Garments & Accessories	28,834	34,289	-16%	48,116	52,975	-9%
Total Sales	$166,300	$204,314	-19%	$235,670	$298,191	-21%